Exhibit 10.17
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Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4)
and 230.406
NON-EXCLUSIVE LICENSE AGREEMENT
          This License Agreement (the “AGREEMENT”)is entered into and made effective this 20th day of December, 2002 (the “EFFECTIVE DATE”) between, Nanosphere, Inc., an Illinois corporation, whose principal place of business is at 1818 Skokie Boulevard, Suite 200, Northbrook, Illinois 60062 (hereinafter referred to as “NANOSPHERE”) and Abbott Laboratories, an Illinois corporation, whose principal place of business is at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (hereinafter referred to as “ABBOTT”).
          For and in consideration of the mutual promises and covenants set forth below, NANOSPHERE and ABBOTT agree as follows:
Article 1 — Definitions.
     1.1 “AFFILIATE” shall mean any corporation or other business entity controlled by, controlling or under common control with the recited entity. For this purpose, “control” shall mean direct or indirect beneficial ownership of more than fifty percent (>50%) of the voting stock of, or more than fifty percent (>50%) interest in the income of such corporation or other business entity and the ability to direct the conduct of its business affairs on a regular basis.
     1.2 “FIELD” shall mean research, genomics, proteomics, gene discovery, SNP detection, genotyping, military, and human in vitro diagnostics.
     1.3 “LICENSED PATENT(S)” shall mean United States Patents Nos. 5,599,668 and 5,843,651 and any patents resulting from a reexamination or reissue from any of the foregoing patents, as well as any patents claiming priority of an application underlying the foregoing patents whether a continuation, continuation-in-part, division, or foreign equivalent. For clarity, LICENSED PATENTS include, but may not be limited to, the patents and patent applications referred to in Appendix A.
     1.4 “PRODUCT(S)” shall mean any product, service, device, instrument, kit, or component thereof, the making, using, importing, or selling of which would, in the absence of the license granted hereunder, infringe, contribute to the infringement of, or induce the infringement of any claim of a LICENSED PATENT. PRODUCT(S) shall not include the servicing or maintenance of an instrument that is a PRODUCT.
     1.5 (a) “NET SALES” shall, unless otherwise specified in this Section 1.5, equal the amount charged for the PRODUCT by NANOSPHERE or its AFFILIATES (and, if a sub-license is granted pursuant to Section 2.3 hereof, the sublicensee) to a non-affiliated third party, less (i) rebates, quantity, trade and cash discounts allowed to and taken by the non-affiliated third party, (ii) amounts for transportation or shipping included in the amount charged to the non-affiliated third party purchasers, (iii) amounts repaid, credited or rebated to the non-affiliated third party by reason of a rejection or return of the PRODUCT, (iv) customs duties and other governmental charges, as well as sales, use, excise, value added taxes and duties included in the amount charged to the non-affiliated third party for PRODUCTS, and (v) charge back payments or rebates granted to managed health care organizations or federal, state or local governments, their agencies, purchasers or reimbursers (hereinafter “DEDUCTIONS”).
               (b) When a PRODUCT is sold by NANOSPHERE or one of its AFFILIATES to a purchaser with which the seller does not deal at arms length, the NET SALES for a given quantity of that PRODUCT shall equal an average of the NET SALES, as calculated by NANOSPHERE using 1.5(a) above, for the same quantity of similar PRODUCTS sold, within the same QUARTER as the PRODUCT, to unaffiliated purchasers in arms length transactions who are in the same geographic market and class of purchasers as the non-arms length purchaser.
               (c) When a PRODUCT is not sold, and is not a free replacement or sample, but is OTHERWISE DISPOSED OF (as defined in Paragraph 1.6 below), the NET SALES for a given quantity of that PRODUCT shall equal an average of the NET SALES, as calculated by NANOSPHERE using 1.5(a) above, for the same quantity of similar PRODUCTS sold, within the same QUARTER as the PRODUCT that is OTHERWISE DISPOSED OF, to unaffiliated purchasers in arms length transactions who are in the same geographic market in which the PRODUCT was OTHERWISE DISPOSED and the same class of purchasers to whom the PRODUCT was OTHERWISE DISPOSED.
               (d) When packaged with other products, services, assays, devices, instruments, kits or components thereof (“OTHER PRODUCTS”) which have commercial utility other than in combination with the PRODUCT (a “PACKAGED PRODUCT”), and the PRODUCT is not separately priced, the NET SALES of that PRODUCT shall equal an amount calculated by multiplying the amount charged by NANOSPHERE or one of its AFFILIATES for the sale of the PACKAGED PRODUCT less the applicable DEDUCTIONS times a fraction, the numerator of which shall be the average of the NET SALES, as calculated by NANOSPHERE using 1.5(a) above, for a given quantity of similar PRODUCTS sold, without such OTHER PRODUCTS, within the same QUARTER as the sale of the PACKAGED PRODUCT, to unaffiliated third parties of the same class located in the same geographic market in which the PACKAGED PRODUCT was sold, and the denominator of which shall be the average of the amounts charged for the same quantity, within the same Quarter as the sale of the PACKAGED PRODUCT, to unaffiliated third parties of the same class located in the same geographic market in which the PACKAGED PRODUCT was sold less the applicable DEDUCTIONS. In the event that there is no established NET SALES for the PRODUCT when sold without such OTHER PRODUCTS then the fraction shall be a number whose numerator shall be the average of the fully burdened costs, as established by the cost accounting records of NANOSPHERE, to manufacture all non-packaged PRODUCTS, similar to the PRODUCT that was included in the PACKAGED PRODUCT, that were manufactured in the same QUARTER in which the PACKAGED PRODUCT was sold and whose denominator shall be the average of the fully burdened costs to manufacture all PACKAGED PRODUCTS similar to the PACKAGED PRODUCT that were manufactured in the same QUARTER in which the PACKAGED PRODUCT was sold.
               (e) In the event that a PRODUCT is incorporated into a total package in which said PRODUCT contributes only a small proportion of the value of the total package, but the adjustment set forth hereinabove in subparagraph 1.5(d) is impractical, the parties shall negotiate in good faith to establish an equitable adjustment to the NET SALES for such PRODUCT to fairly reflect the proportion of the value of the total package contributed by the PRODUCT. However, in no case will the value be attributed to the PRODUCT which exceeds that obtained by using a factor, the numerator of which shall be the number of results obtained from the PRODUCT and the denominator of which shall be the total number of results provided by the total package.
               (f) In the instance in which PRODUCT is increased in price to include an amount to compensate the seller for supplying an instrument system and/or other equipment and for supplying maintenance for such system and/or equipment under a “reagent agreement plan”, “reagent rental plan”, or a similar plan (collectively referred to herein as “RAP”), the NET SALES for such PRODUCT sold under RAP shall be determined by reducing the total NET SALES of such PRODUCT (including the total of sale of PRODUCT and instrument system RAP) by the amount of the price increase attributable to RAP, in accordance with standard NANOSPHERE accounting procedures actually used by NANOSPHERE in its usual course of business to assess the results of its operations concerning the PRODUCT which procedures shall be in accordance with generally accepted accounting principles, provided that the amount attributable to the NET SALES of the PRODUCT shall be no less than the average of the NET SALES, as calculated by NANOSPHERE using 1.5(a) above, for similar PRODUCTS sold, within the same QUARTER as the sale of the PRODUCT sold under the RAP, to unaffiliated non-RAP customers of the same class located in the same geographic market in which the PRODUCT under the RAP was sold.
     1.6 “OTHERWISE DISPOSED (OF)” shall mean and include:
               (a) the delivery of any amount of PRODUCT, other than free replacements or nominal quantities of free samples, by NANOSPHERE or its AFFILIATES to unaffiliated third parties in any transaction other than a sale, regardless of the basis of consideration, if any; or
               (b) the placing into use of any PRODUCT by NANOSPHERE or its AFFILIATES for any purpose, other than its internal routine testing, provided that the scrapping or destruction of any PRODUCT or the performance of a service for which no compensation is obtained (monetary or otherwise) shall not fall within the definition of “OTHERWISE DISPOSED OF” and no value in respect thereof shall be included in calculating the NET SALES of the PRODUCT. A PRODUCT shall be considered OTHERWISE DISPOSED OF when used or shipped by, or on behalf of, NANOSPHERE or its AFFILIATES.
     1.7 “QUARTER” shall mean any period of three consecutive calendar months beginning January 1, April 1, July 1, and October 1, occurring during the term of this AGREEMENT.
     1.8 “TERRITORY” shall mean worldwide.
Article 2 — License Grant and Release.
     2.1 Subject to the terms and conditions herein, ABBOTT hereby grants to NANOSPHERE and its AFFILIATES, who accepts the same, a non-exclusive, non-transferable, right and license under the LICENSED PATENTS to make, have made for NANOSPHERE and its AFFILIATES own use and sale, use, offer to sell, sell and import PRODUCT within the FIELD and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT, and to extend to its customers purchasing PRODUCT the right to use and sell the PRODUCT purchased and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT.

     2.2 ABBOTT further hereby releases NANOSPHERE, its AFFILIATES, and their respective customers from any liability for any infringement of the LICENSED PATENTS arising from activities which occurred prior to the EFFECTIVE DATE.
     2.3 NANOSPHERE or its permitted successors may grant a single sub-license to a third party. A purported sub-license granted by NANOSPHERE or its successors to a third party under this Section 2.3 shall not be effective, nor bind ABBOTT in any way, unless
               (a) Within thirty (30) days of the execution of the sub-license, NANOSPHERE shall pay to ABBOTT the greater of: [...***...];
               (b) The sub-license shall require the sublicensee to pay ABBOTT (directly or through NANOSPHERE) an annual minimum royalty at the rate of [...***...]. Such minimum royalty shall be in addition to the minimum royalty due to ABBOTT pursuant to Section 4.l(b) hereof, the first such payment whereof shall be pro-rated for any partial calendar year for which the sub-license is effective, and succeeding minimum royalty payments shall be due at the same time NANOSPHERE’S minimum royalty payment is due under section 4.1(c);
               (c) The sub-license shall obligate the sublicensee to pay royalties based on its NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF on or subsequent to the effective date of the sub-license. Such royalties shall be determined by the schedule in Section 4.1(c) of this Agreement, including the last sentence of Section 4.1(c). The NET SALES by the sublicense shall be added to the NET SALES of NANOSPHERE to determine the appropriate royalty under Section 4.1 (c);
               (d) Except for Sections 4.1(a), 4.1(b) and 4.1(c) as regards NET SALES by NANOSPHERE, the sublicensee shall be bound by and shall obtain the benefit of all of the provisions of this Agreement that apply to NANOSPHERE;
               (e) NANOSPHERE shall be responsible for and shall guaranty the performance of all obligations of the sublicensee under this Agreement;
               (f) Any sublicense granted hereunder shall be in written form, and NANOSPHERE shall deliver to ABBOTT a copy of the sublicense agreement to ABBOTT within forty-five (45) days after the effective date of the sublicense;
               (g) NANOSPHERE shall pay to ABBOTT [...***...].
Article 3 — Term.
     3.1 This AGREEMENT shall become effective as of the EFFECTIVE DATE hereof and shall continue in effect until the last to expire of the LICENSED PATENTS.
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Article 4 — Payment.
     4.1 In consideration for the license and release granted hereunder, NANOSPHERE shall pay or cause to be paid to ABBOTT:
               (a) A non-refundable, non-creditable fee of [...***...];
               (b) Annual minimum royalties due within thirty (30) days of January 1 of any calendar year based on the following schedule

For year	Minimum annual royalty
2003	[...***...]
2004	[...***...]
2005	[...***...]
2006	[...***...]
and [...***...] annually thereafter for the lifetime of LICENSE; and
               (c) A royalty determined by the following schedule based on NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF on or subsequent to the EFFECTIVE DATE:

For NET SALES occurring	Royalty rate applied to that
in any calendar year of:	year’s NET SALES of:
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
The aggregate of minimum royalties paid pursuant to Sections 2.3(b) and 4.1(c) hereof in any calendar year shall be credited against the total royalties payable for such calendar year under this Section 4.1 (c) and Section 2.3(c). The following two examples illustrate the application of the foregoing sentence:
          Example 1. [...***...]
          Example 2. [...***...]
     4.2 It is expressly understood that more than one (1) LICENSED PATENT may issue in a country. The obligation to pay royalties to Abbott under Section 4.1 shall be imposed only once with respect to the same unit of Licensed Product regardless of the number of patent claims covering such PRODUCT or where such PRODUCT is made, used, or sold.
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     4.3 NANOSPHERE’s obligation to pay royalties under Section 4.1 on PRODUCT shall only extend to PRODUCT whose manufacture, sale, importation, offer for sale use at the time of its manufacture, sale, importation, offer for sale or use is subject to an enforceable claim of a LICENSED PATENT. Thus, this obligation shall terminate with regard to activities undertaken by NANOSPHERE and any other parties to whom the license is extended under Section 2.1 hereof in a given country after the expiration or lapse of the LICENSED PATENTS with claims covering this activity in that country. If all the claims of LICENSED PATENTS covering the activities of NANOSPHERE and any other parties to whom the license is extended under Section 2.1 hereof in a given country shall be held unenforceable or invalid by a decision by the competent authorities in that country, which decision is not subject to appeal, then NANOSPHERE and any other parties to whom the license is extended under Section 2.1 hereof shall have no obligation with regard to such activities from the time such a decision becomes final and unappealable.
          Upon NANOSPHERE’S written request, ABBOTT shall promptly inform NANOSPHERE if any claim of a LICENSED PATENT has expired, lapsed, or become subject to a final decision of invalidity or unenforceability, or if any U.S. Patent or patent application covered by this AGREEMENT has become involved in an interference proceeding as of the date of ABBOTT’S response.
     4.4 No royalty shall accrue or become due more than once for a PRODUCT.
     4.5 During the term of this AGREEMENT, NANOSPHERE shall provide quarterly written reports to ABBOTT within sixty (60) days of the expiration of each QUARTER, which quarterly written reports shall list and identify all royalty-bearing sales, transfers, and uses occurring, or shall verify that no royalty-bearing sales, transfers, or uses have occurred. The quarterly written reports shall also state, for each different type of PRODUCT sold, OTHERWISE DISPOSED OF, or given away as free samples or replacements during the QUARTER: (i) the name of the PRODUCT, catalog number of the Product, or other identifying-indicia assigned by NANOSPHERE to the PRODUCT sufficient to uniquely identify the PRODUCT to ABBOTT, (ii) the number of PRODUCTS sold, (iii) the number of PRODUCTS OTHERWISE DlSPOSED OF, (iv) the number of PRODUCTS given away as free samples or replacements, and (v) the total of the NET SALES of PRODUCT sold or OTHERWISE DISPOSED.
     4.6 (a) Concurrently with the making of each report NANOSPHERE shall pay to ABBOTT all royalties due, in the amount specified in Section 4.1(b), on the PRODUCTS included in the report.
               (b) Any late payment shall bear interest at the rate of one percent (1%) per month.
     4.7 All payments shall be made hereunder in United States Dollars; provided, however, that if the proceeds of the sales upon which such royalty payments are based are received by NANOSPHERE in a foreign currency or other form that is not convertible or exportable in Dollars, NANOSPHERE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in ABBOTT’s name in a bank designated by ABBOTT in such country. Royalties in Dollars shall be computed by converting the royalty in the currency of the country in which the sales were made in accordance with the procedures ordinarily used by NANOSPHERE in converting foreign currency sales in its normal business operations, which procedures shall be in accordance with generally accepted accounting principles.

     4.8 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to ABBOTT under this AGREEMENT, NANOSPHERE shall have the right to pay such taxes to the local tax authorities on behalf of ABBOTT and the payment to ABBOTT of the net amount due, after reduction by the amount of such taxes, shall fully satisfy NANOSPHERE’s royalty obligations under this AGREEMENT, provided that appropriate documentation of such tax payment, including evidence of payment and receipt or any other appropriate documentation, is provided to ABBOTT.
     4.9 All payments made hereunder shall be made to ABBOTT at the address set forth in Article 6 of this AGREEMENT or at such changed address as ABBOTT shall specify by written notice.
     4.10 NANOSPHERE shall keep records sufficient in accordance with generally accepted accounting principles to permit verification of the reports and payments made to ABBOTT hereunder regarding all PRODUCT sold or OTHERWISE DISPOSED OF. Records relating to the NET SALES of a PRODUCT sold or OTHERWISE DISPOSED OF in any QUARTER after the EFFECTIVE DATE shall be available for inspection for two (2) years after the close of that QUARTER. At ABBOTT’s expense and request and upon reasonable notice, NANOSPHERE shall permit such records to be examined by independent public accountants designated by ABBOTT and reasonably acceptable to NANOSPHERE. Such accountants shall report only the amount by which royalties have been overpaid or underpaid and shall make such report simultaneously to NANOSPHERE and ABBOTT. All information acquired in the course of such audits and inspections, except the amount of royalties due ABBOTT, shall be deemed confidential information of NANOSPHERE and shall not be disclosed to ABBOTT, and the accountants shall execute a written undertaking with respect to such confidentiality prior to the commencement of any inspection. Such examination shall take place not more than once each year.
     4.11 In the event that an examination by ABBOTT of NANOSPHERE’s records reveals an underpayment to ABBOTT, NANOSPHERE shall pay ABBOTT the deficiency, plus interest at a rate of one percent (1%) per month from the date the underpayment occurred, within sixty (60) days of receiving the report of said accountants. In the event that such underpayment amounts to ten percent (10%) or more of the total amount payable for the period examined, NANOSPHERE shall also reimburse ABBOTT for all reasonable out-of-pocket expenses of the examination.
     4.12 During the term of this AGREEMENT, NANOSPHERE may notify ABBOTT and provide to ABBOTT relevant facts upon becoming aware that a third party is infringing a LICENSED PATENT. NANOSPHERE acknowledges that ABBOTT retains and shall have the sole and exclusive right to institute and prosecute any and all suits and actions against third parties pertaining to the LICENSED PATENT. NANOSPHERE shall reasonably cooperate with ABBOTT in all such suits and actions. ABBOTT shall pay to NANOSPHERE [...***...] percent ([...***...]%) of any and all damages that may be received, collected or recovered in any such suit or action, whether by judgment, settlement, or otherwise, after reimbursement to ABBOTT of the costs of such suit or action.
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     4.13 During the term of this AGREEMENT, if NANOSPHERE (and, if a sub-license is granted pursuant to Section 2.3 hereof, the sublicensee) notifies ABBOTT in writing and demonstrates that a third party is infringing a LICENSED PATENT, and if ABBOTT does not, within ninety (90) calendar days of receipt of such notice, (a) cause such actions to cease, (b) file and diligently pursue a suit to enjoin such third party, or (c) execute a license to the third party under the LICENSED PATENTS, then NANOSPHERE (or in the case of a sublicense, NANOSPHERE and the sublicensee) shall have the right, upon written notice to ABBOTT, to reduce royalties on NET SALES of PRODUCT sold in the country or countries in which such third party is infringing the Licensed Patents to [...***...]. Such reduced royalties shall continue until the obligation to pay royalties expires, or until ABBOTT has succeeded in abating the infringement. After the infringement has been abated, NANOSPHERE (or in the case of a sublicense, NANOSPHERE and the sublicensee) shall resume paying royalties to ABBOTT at the then-applicable rate for NET SALES of PRODUCT sold after that time, in accordance with the term of royalty obligations as defined in Sections 4.1(b) and 4.1(c). As with other disputes arising under this AGREEMENT, all disputes arising under this Section shall be resolved exclusively in accordance with Article 18, which specifies the use of ADR to resolve all disputes arising under this AGREEMENT.
     4.14 If ABBOTT shall grant a license in the Field to any third party under the Licensed Patents in any country of the Territory on terms more favorable to such third party than those contained herein, then ABBOTT shall notify NANOSPHERE and NANOSPHERE shall, at its option, have the benefit of the more favorable terms, and shall also accept any less favorable terms, from the effective date of such third party license.
Article 5 — Transferability of Rights and Obligations.
     5.1 This AGREEMENT and the license granted under it may not be assigned, transferred, or sold, wholly or in part, by NANOSPHERE without the express written consent of ABBOTT; provided, however, that NANOSPHERE may, without the consent of ABBOTT, transfer or assign this AGREEMENT and the license granted hereunder in connection with the merger or consolidation of NANOSPHERE, the sale of all the outstanding stock of NANOSPHERE, or the sale of NANOSPHERE’S entire line of business related to this AGREEMENT.
     5.2 ABBOTT may freely assign this AGREEMENT in whole or in part and any or all of the rights to LICENSED PATENTS.
     5.3 This AGREEMENT and each and every one of the terms and conditions thereof, shall inure to the benefit of and be binding upon the permitted successors and assignees of both parties.
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Article 6 — Notice.
     6.1 Any notice, payment, report, or other correspondence (hereinafter collectively referred to as “CORRESPONDENCE”) required or permitted to be given hereunder shall be mailed by certified mail or delivery by hand or overnight courier to the party to whom such correspondence is required or permitted to be given hereunder.
If mailed, any such notice shall be deemed to have been given when received by the party to whom such CORRESPONDENCE is given, as evidenced by written and dated receipt of the receiving party.
     6.2 Alternatively, any CORRESPONDENCE provided for this AGREEMENT shall be deemed sufficiently given by the party sending the CORRESPONDENCE when sent by facsimile to the party to whom the CORRESPONDENCE is addressed, if a confirmation copy of the CORRESPONDENCE is also sent by Certified or Registered Mail the same day. The date of the facsimile transmission will then constitute the date of receipt of the CORRESPONDENCE if an acknowledgment of the receipt of the proper number of pages is obtained from the receiving instrument.
All CORRESPONDENCE to ABBOTT shall be addressed as follows:
ABBOTT LABORATORIES
Director, Technology Acquisitions, Dept. 9RK, AP6C
Diagnostics Division
100 Abbott Park Road
Abbott Park, Illinois 60064-6094
Fax No.: (847) 937-6951
with a copy to:
ABBOTT LABORATORIES
Vice President, Domestic Legal, Dept. 322, AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6049
Fax No.: (847) 938-1206
All correspondence to NANOSPHERE shall be addressed as follows:
NANOSPHERE, INC.
1818 Skokie Boulevard
Northbrook, IL 60062
Attention: Vice President, Business Development
Fax No.: (847) 562-8886
with a copy to:
Lael F. Johnson, Esq.
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
Fax No.: (312) 258-5700

          Either party may change the address to which CORRESPONDENCE to it is to be addressed by written notification as provided for herein.
Article 7 — Termination.
     7.1 ABBOTT shall have the right to terminate this AGREEMENT if NANOSPHERE has materially defaulted in the performance of any of its royalty payment obligations herein contained, and such default has not been cured within thirty (30) days after written notice from ABBOTT affirming its intention to terminate. For clarification purposes, a breach of any representation or warranty contained in Article 9 shall be considered a material breach for the purposes of this Section 7.1.
     7.2 In the event that NANOSPHERE shall be adjudicated bankrupt, go into liquidation, receivership or trusteeship, make a composition with its creditors or enter into any similar proceeding of the same nature, then ABBOTT shall have the right without liability therefor to terminate this AGREEMENT forthwith by notice in writing to NANOSPHERE.
     7.3 NANOSPHERE shall have the right to terminate this AGREEMENT by giving thirty (30) days’ advance written notice. NANOSPHERE shall be obligated for royalty payments under Section 4.1 for any PRODUCT sold or OTHERWISE DISPOSED OF during such thirty (30) day notice period.
     7.4 ABBOTT shall have the right to terminate this AGREEMENT, on a country-by-country basis, if NANOSPHERE or its AFFILIATES, after the EFFECTIVE DATE, institutes a suit, nullity action, opposition to grant, or other legal action seeking to invalidate the claims of a LICENSED PATENT in that country, or actively participates (other than by legal compulsion) in any of the foregoing.
Article 8 — Governing Law.
          This AGREEMENT shall be governed by, interpreted in accordance with, and enforced under the laws of the State of Illinois, U.S.A. (regardless of Illinois’ or any other jurisdiction’s choice of law principles), or, as necessary, the laws of the United States of America or the laws of the appropriate foreign country if the issue is the scope or validity of the patent rights granted by that country.
Article 9 — Representations, Warranties and Limitations.
     9.1 Nothing in this AGREEMENT shall be construed as:
               (a) A warranty or representation by ABBOTT as to the validity or enforceability of any LICENSED PATENTS;
               (b) A warranty or representation by ABBOTT that anything made, used, sold or OTHERWISE DISPOSED OF under the license granted in this AGREEMENT, is or will be free from infringement of patents or other rights of third parties;

               (c) A requirement that ABBOTT shall file or prosecute any patent application, or secure or maintain any patent;
               (d) An obligation of either party to bring or prosecute actions or suits against third parties for infringement of any LICENSED PATENTS;
               (e) Conferring a right to use in advertising, publicity, or the like any name, tradename, or trademark of NANOSPHERE or ABBOTT;
               (f) Granting by implication, estoppel or otherwise any licenses or rights under any patents and patent applications other than under the LICENSED PATENTS; or
               (g) An obligation by ABBOTT to furnish know-how or any other technical information not disclosed in the LICENSED PATENTS.
     9.2 ABBOTT represents and warrants to NANOSPHERE that ABBOTT owns all right, title and interest in and to the Licensed Patents as of the EFFECTIVE DATE, and has the power and right to grant the license hereunder. For clarity, Abbott may grant additional non-exclusive licenses to the LICENSED PATENTS after the EFFECTIVE DATE.
     9.3 Each party represents and warrants that it has full authority to enter into and become bound by the terms and conditions of this AGREEMENT and that its execution of this AGREEMENT will not violate, contravene or be in conflict with any law, rule, bylaw, article of incorporation, order, regulation or other agreement.
     9.4 NANOSPHERE represents and warrants that the cumulative total NET SALES of all PRODUCTS prior to the EFFECTIVE DATE is less than or equal to one thousand dollars ($1,000.00).
Article 10 — Disclaimer and Hold Harmless Provision.
     10.1 It is understood and agreed by and between the parties hereto that nothing contained in this AGREEMENT shall constitute or be construed to constitute any undertaking, representation, suggestion, inducement, warranty, assurance or guarantee whatsoever by either party regarding the safety, quality, yield, production, cost, profit, saleability, licenseability, demand, utility, performance, availability of raw materials, or potential of accident or injury to person or property of PRODUCTS or any assay, product, material, service, process or apparatus related to PRODUCTS.
     10.2 NANOSPHERE expressly indemnifies and holds ABBOTT, its AFFILIATES, successors, and assigns and their respective officers, directors and employees harmless from and against any and all claims, liabilities, damages, costs, expenses, and/or actions of any kind whatsoever which arise from or are connected with the manufacture, use, lease, sale, or other disposition of PRODUCTS by NANOSPHERE or its AFFILIATES under the LICENSED PATENTS.
     10.3 NANOSPHERE expressly indemnifies and holds ABBOTT, its AFFILIATES, successors, and assigns and their respective officers, directors and employees harmless from and against any and all claims, liabilities, damages, costs, expenses, and/or actions of any kind whatsoever which arise from breach of its representations and warranties in Section 9.3. Similarly, ABBOTT expressly indemnifies and holds NANOSPHERE, its AFFILIATES, successors, and assigns and their respective officers, directors and employees harmless from and against any and all claims, liabilities, damages, costs, expenses, and/or actions of any kind whatsoever which arise from breach of its representations and warranties in Sections 9.2 and 9.3.
     10.4 Neither of the parties hereto shall be liable in damages or have the right to cancel for any delay or default in performing hereunder (other than delay or default in the payment of money) if such delay or default is caused by conditions beyond its control, including but not limited to Acts of God, governmental restrictions, continuing domestic or international problems such as war or insurrections, strikes, fires, flood, work stoppages, embargoes and/or other casualty or cause; provided, however, that any party hereto shall have the right to terminate this AGREEMENT upon thirty (30) days prior written notice if the other party is unable to fulfill its obligations under this AGREEMENT due to any of the above-mentioned causes and such inability continues for a period of six (6) months.
Article 11 — Captions.
          The captions and headings of this AGREEMENT are solely for the convenience of reference and shall not affect its interpretation.
Article 12 — Severability.
          Should any part or provision of this AGREEMENT be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this AGREEMENT shall remain binding upon the parties hereto.
Article 13 — Waiver.
          No failure or delay on the part of a party in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right shall be deemed a waiver of any other right hereunder.
Article 14 — Relationship of the Parties.
          The relationship of the parties under this AGREEMENT is that of independent contractors. Nothing contained in this AGREEMENT is intended to, or is to be construed so as to, constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this AGREEMENT to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement, or undertaking with any third party, and no conduct of the parties shall be deemed to imply such right.

Article 15 — Product Marking.
          NANOSPHERE agrees to properly mark all PRODUCTS and any advertising for PRODUCTS with appropriate notice of patent coverage, which notice shall identify Abbott Laboratories as the owner of the Licensed Patents and shall be mutually agreeable to the parties.
          In no event shall NANOSPHERE use ABBOTT’S name or any ABBOTT trademark except as specifically stated in this AGREEMENT.
Article 16 — Survival.
     16.1 The provisions of Sections 4, 8, 9, 10 and 18 shall survive the termination or expiration of this AGREEMENT and shall remain in full force and effect. Specifically, termination or expiration shall not affect, inter alia;
               (a) NANOSPHERE’s obligation to pay royalties and supply reports for PRODUCT sold or OTHERWISE DISPOSED OF up to such termination or expiration as specified in Article 4 of this AGREEMENT;
               (b) ABBOTT’s right to receive or recover and NANOSPHERE’s obligation to pay royalties accrued or accruable for payment at the time of any termination;
               (c) NANOSPHERE’s obligation to maintain records pertaining to the NET SALES of PRODUCT sold or OTHERWISE DISPOSED OF prior to such termination or expiration and ABBOTT’s right to conduct a final examination of records in accordance with Paragraph 4.10 of this AGREEMENT within two (2) years of such termination or expiration; and
               (d) Licenses and releases running in favor of customers or transferees of either party in respect to PRODUCT sold or OTHERWISE DISPOSED OF prior to termination of this AGREEMENT.
     16.2 The provisions of this AGREEMENT which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this AGREEMENT.
Article 17 — Entire Agreement.
          This AGREEMENT constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.
Article 18 — Alternative Dispute Resolution.
          The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this AGREEMENT which relate to either party’s rights and/or obligations under this Agreement, and agree to have such a dispute(s) resolved exclusively by this

Alternative Dispute Resolution (“ADR”) provision. A party desiring resolution of a dispute must first send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.
     18.1 To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.
     18.2 Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:
               (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either or any of their subsidiaries or affiliates.
               (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.
               (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.
               (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) — 2(d) shall be repeated.
     18.3 No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.
     18.4 At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:
               (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;
               (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;
               (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.
               (d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
          Except as expressly set forth in subparagraphs 4(a) — 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents; provided however, that the neutral may order up to two depositions not to exceed three (3) hours in duration under exceptional circumstances. Any deposition ordered by the neutral shall be limited in scope and further limited in duration, if possible, so as to address only the exceptional circumstances that make the deposition necessary.
     18.5 The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:
               (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.
               (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.
               (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.
               (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

               (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters including the conduct of hearing, discovery matters and admissibility of evidence, the neutral shall have sole discretion and his or her rulings shall be binding, non-reviewable and non-appealable.
     18.6 Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
     18.7 The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.
     18.8 The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
               (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.
               (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
     18.9 The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.
     18.10 Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.
     18.11 All disputes referred to ADR, the statute of limitations, and the remedies for any wrong that may be found, shall be governed by the laws of the State of Illinois.
     18.12 The neutral may not award punitive damages. The parties hereby waive the right to punitive damages.
     18.13 The hearings shall be conducted in the English language.

     18.14 Notwithstanding any of the above, this article shall not apply to, and no ADR proceeding shall deal with, disputes relating to the issues of the validity and/or enforceability of any of the LICENSED PATENTS.
Article 19 — Confidentiality.
     19.1 The terms of this AGREEMENT, and any information provided by a party hereto pursuant to this AGREEMENT, shall be kept in confidence by the parties hereto, except that the parties hereto may disclose the terms of the AGREEMENT as required by law, to prospective purchasers of the entire business or line of business relating to PRODUCTS, and to each party’s lawyers, accountants, consultants to the extent necessary to receive their professional services; provided that any such persons to whom disclosure is permitted have agreed to keep such terms confidential. Except as provided above, no party hereto shall provide this AGREEMENT or any of its terms to any person or entity not a party hereto. Notwithstanding any of the above, the parties hereto may disclose publicly that ABBOTT has granted and NANOSPHERE has accepted a non-exclusive right and license under the LICENSED PATENTS.
     19.2 Notwithstanding Paragraph 19.1, if either of the parties hereto is required (by deposition, questions, interrogatories, requests for information or documents as required by or in any legal proceedings, subpoenas, civil investigative demands, or any other similar compulsory Processes) to disclose any of the terms of this AGREEMENT, each party so required shall provide the other party with prompt written notice of any such request or requirement so that such other party may seek a protective order or other appropriate remedy.
     19.3 Notwithstanding the foregoing, neither of the parties shall be prohibited from disclosing the terms of this AGREEMENT in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K, if upon the advice of legal counsel, such disclosure is required by the rules and regulations of the Securities and Exchange Commission, including but not limited to Regulations S-K and S-X.

          IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers thereunto duly authorized to be effective as of the EFFECTIVE DATE.
NANOSPHERE, INC.
By: /s/ Bill Athenson

Printed Name: Bill Athenson
Title: V.P. Business Development
Date: 12-20-02
ABBOTT LABORATORIES
By: /s/ Edward L. Michael

Printed Name: Edward L. Michael
Title: Corporate Vice President
          Immunoassay/Clinical Chemistry
Date: 12/19/02

APPENDIX A
U.S. Patent No 5,599,668 (issued February 4, 1997) and
U.S. Patent No. 5,843,651 (Issued December 10, 1998)
Foreign counterparts:

Country	Pat./Appln. No.	Issue/Filing Date
Canada	2,197,321	September 20, 1995
EP*	95933864.1	September 20, 1995
Japan	511040/96	September 20, 1995

*	EP designated states = Austria, Belgium, Switzerland, Germany, Spain, France, United Kingdom, Italy, and the Netherlands.

A-1